Exhibit 10.5
RTX Corporation
Long-Term Incentive Plan

Non-Qualified Stock Option Award
Schedule of Terms
(Rev. February 2026)

This Schedule of Terms describes the material features of the Participant’s Non-Qualified Stock Option Award (the “Option Award” or the “Award”) granted under the RTX Corporation Long-Term Incentive Plan, as amended and restated on May 2, 2024, and further amended effective October 29, 2025 (the “LTIP”), subject to this Schedule of Terms, the Award Agreement, and the terms and conditions set forth in the LTIP. The LTIP Prospectus contains further information about the LTIP and this Award and is available at www.ubs.com/onesource/rtx.

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Certain Definitions
A Non-qualified Stock Option (an “Option”) represents the right to purchase a specified number of shares of Common Stock of RTX Corporation (the “Common Stock”) for a specified price (the “Exercise Price” or “Grant Price”). Upon exercise, the Participant generally receives shares of Common Stock. Options are generally exercisable if the Participant remains employed by the Company through the applicable vesting date schedule set forth in the Award Agreement (see “Vesting and Expiration” below), or upon an earlier Termination of Service under limited circumstances that result in accelerated vesting (see “Termination of Service” below). “Company” means RTX Corporation (the “Corporation” or “RTX”), together with its subsidiaries, divisions and affiliates. “Termination Date” means the date a Participant’s employment ends, or, if different, the date a Participant ceases providing services to the Company as an employee, consultant, or in any other capacity. For the avoidance of doubt, absences from employment by reason of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service shall not be recognized as service in determining the Termination Date. All references to termination of employment in this Schedule of Terms will be deemed to refer to “Termination of Service” as defined in the LTIP. “Committee” means the Human Capital & Compensation Committee of the Board of Directors of the Corporation. Capitalized terms not otherwise defined in this Schedule of Terms have the same meaning as defined in the LTIP.
Acknowledgement and Acceptance of Award
The number of Options granted under the Option Award and the Option grant price are set forth in the Award Agreement. An LTIP Award recipient (a “Participant”) must affirmatively acknowledge and accept the terms and conditions of the Option Award within 150 days following the Grant Date. A failure to acknowledge and accept the Option Award subject to the LTIP and this Schedule of Terms, within such 150-day period may result in forfeiture of the Option Award, effective as of the 150th day following the Grant Date.
Participants must acknowledge and accept the terms and conditions of this Option Award electronically via the UBS One Source website at www.ubs.com/onesource/rtx. Participants based in certain countries may be required to acknowledge and accept the terms and conditions of this Option Award by signing and returning the designated hard copy portion of the Award Agreement to the Stock Plan Administrator. These countries currently include Russia, Turkey, Hungary, and Slovenia.
Exercise Price (or “Grant Price”)
The Grant Price represents the Fair Market Value of the Corporation’s Common Stock on the date of grant. “Fair Market Value” means, as of any given date, the closing price of the Common Stock on the New York Stock Exchange.
Vesting and Expiration
Options will vest and expire (if unexercised) in accordance with the schedule set forth in the Award Agreement, subject to the Participant’s continued employment with the Company through each applicable vesting date. Options will be forfeited in the event of Termination of Service prior to the vesting date, except in certain earlier terminations involving Retirement, Involuntary Termination (Not for Cause), Disability, Change-in-Control Termination, or Death (see “Termination of Service” below).

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Options may be exercised on or after the vesting date until the earlier of the:
(i) Expiration date specified in the Award Agreement, at which time the Stock Options and all associated rights lapse; or
(ii) Last day permitted on or following Termination of Service as specified in “Termination of Service” below.
Options may also be forfeited and value realized from exercised Options may be recouped by the Company under certain circumstances (see “Forfeiture of Award and Repayment of Realized Gains” below).
No Shareowner Rights
The holder of an Option has no voting, dividend, or other rights accorded to owners of Common Stock, unless and until Options are exercised and settled in Common Stock.
Exercise and Payment
While a Participant is employed by the Company, the Participant may exercise Options on or after the vesting date until the expiration date. The value a Participant will realize upon the exercise of an Option is the difference between the price of the Common Stock at the time of exercise and the Grant Price. The Participant will generally receive shares of Common Stock as soon as administratively practicable following exercise. The value of the Options may instead be paid in cash if the Committee so determines, including where local law restricts the distribution of Common Stock.
It is the responsibility of the Participant, or a designated representative, to track the expiration of the Award and exercise Options in a timely manner. The Company assumes no responsibility for, and will make no adjustments with respect to, Options that expire unexercised. Any communication from the Company to the Participant with respect to expiration is provided as a courtesy only.
Termination of Service
The treatment of Options upon Termination of Service depends upon the reason for termination, as detailed in the following sections. Options held for less than one year as of the Termination Date will be forfeited, except in the event of Death, Disability, or Change-in-Control Termination, as discussed below.
Absences from employment because of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service will not be recognized as service in determining the Termination Date.
Retirement. If the Participant’s termination results from Retirement, unvested Options held for at least one year as of the Termination Date will vest and become exercisable. For this purpose, Retirement means either a Normal Retirement or Early Retirement as defined below:
•“Normal Retirement” means retirement on or after age 65;
• “Early Retirement” means retirement on or after:

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oAge 55 with 10 or more years of continuous service as of the Termination Date; or
oAge 50, but before age 55, and the Participant’s age and continuous service as of the Termination Date adds up to 65 or more (“Rule of 65”).
Upon Retirement, vested Options may be exercised as detailed in the chart below:

Retirement Type	Company Consents to Early Retirement *	Exercise Period
Normal Retirement (age 65)	N/A	Options may be exercised until the expiration of their term
Early Retirement on or after age 55 + 10 years of continuous service as of the Termination Date	Yes	Options may be exercised until the expiration of their term
	No	Options may be exercised for three (3) years following the Termination Date or until the expiration of the Stock Option, whichever is earlier
Early Retirement on or after age 50, but prior to age 55 + years of service = 65+ as of the Termination Date	Yes	Options may be exercised for five (5) years following the Termination Date or until the expiration of the Option, whichever is earlier
	No	Options may be exercised for three (3) years following the Termination Date or until the expiration of the Option, whichever is earlier
* The Company’s consent to the Participant’s Retirement will be at the sole discretion of the Company based on its ability to effectively transition the Participant’s responsibilities as of the Termination Date and such other factors as it may deem appropriate.

Service used to determine eligibility for Normal or Early Retirement means “Continuous Service” as determined under the RTX Savings Plan. The calculation to determine Early Retirement will include partial years, rounded down to the nearest full month.
A Participant will not receive Retirement treatment with respect to any Award in the event of involuntary termination by the Company for Cause.
Involuntary Termination for Cause. If the Participant’s termination results from an involuntary termination by the Company for Cause (as defined in the LTIP), both vested and unvested Options will be forfeited as of the Termination Date regardless of the Participant’s Retirement eligibility. In addition, awards may be forfeited and the value realized from previously exercised Options may be subject to repayment in the event of termination for Cause or certain other occurrences (see “Forfeiture of Award and Repayment of Realized Gains” and “Company

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Compliance Policies” below).
Involuntary Termination. If the Participant’s termination results from an involuntary termination by the Company for reasons other than Cause, unvested Options held for at least one year as of the Termination Date will receive pro-rata vesting treatment, subject to the Participant providing the Company with a release of claims against the Company in a form and manner satisfactory to the Company. The pro-rata vesting of an Option Award held for at least one year will be based on the number of months worked during the vesting period, including partial months, relative to the full vesting period. Options not vested under this pro-rata vesting formula will be forfeited as of the Termination Date.
Upon involuntary termination for reasons other than Cause, vested Options may be exercised for one (1) year following the Termination Date or until the expiration of the Option, whichever is earlier. Unexercised Options will expire without value at the close of the NYSE on the first anniversary of the Termination Date, or the expiration date, whichever comes first. In the event that the date falls on a weekend or market holiday, the Options will be cancelled at the end of the last trading day prior to such date.
Absences from employment because of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service will not be recognized as service in determining the pro-rata vesting percentage.
Pro-rata vesting will occur for involuntary terminations resulting from workforce reductions, location closings, restructurings, layoffs, or similar events, as determined by the Committee or its delegate.
Retirement eligible Participants will vest in accordance with the Retirement provisions set forth above. Change-in-Control Terminations are subject to vesting treatment as set forth in the Change-in-Control provisions below. A Participant who is involuntarily terminated for Cause is not eligible for pro-rata vesting of Awards.
Voluntary Termination. A Participant who voluntarily terminates employment (other than for Retirement or a Change-in-Control Termination) prior to the vesting date is not entitled to pro-rata vesting and will forfeit all unvested Options. Vested Options may be exercised for up to ninety (90) days from the Termination Date or until the expiration of the Option (if earlier). Unexercised Options will expire without value at the close of the NYSE on the ninetieth (90th) day following the Termination Date, or the expiration date, whichever comes first. In the event that the date falls on a weekend or market holiday, the Options will be cancelled at the end of the last trading day prior to the 90th day.
Disability. If a Participant incurs a Disability (as defined in the LTIP), vested Options may be exercised for up to three (3) years from the Termination Date (or until the expiration of the Option, if earlier). While a Participant remains disabled under a Company sponsored long-term disability plan, unvested Options will remain eligible to vest on the earlier of (i) the vesting date specified in the Award Agreement; or (ii) 29 months following the date a Participant incurs a Disability and may then be exercised for three (3) years following the vesting date.
Authorized Leave of Absence (excluding Personal Leave). If a Participant is on a Company authorized leave of absence (FMLA, Medical, Military, Parental leave, etc.) that is not associated with a Termination of Service, unvested Options will remain eligible to vest during

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the period of leave, subject to the Participant’s continued employment with the Company through the vesting date.
Personal Leave of Absence. A personal leave of absence is an unpaid leave of absence not otherwise covered under other authorized leave policies. A Participant who is on an extended personal leave of absence during the vesting period (> six (6) months) and who has not returned to active service with the Company as of the vesting date will forfeit their Stock Option award. The participant may dispute the forfeiture by submitting a detailed exception request to the RTX Stock Plan Administrator at: rtxstockadmin@rtx.com. The decision as to whether to grant an exception will be based on a review of the facts and circumstances of the leave and whether or not the Company anticipates the Participant to return to their role after the leave period is over.
Death. If a Participant dies while actively employed by the Company, or on Disability, all unvested Options will vest as of the date of death and become exercisable. A Participant’s estate will have three (3) years from the date of death (or until the expiration of the Options, if earlier) to exercise all outstanding Options, provided however, that if an Option expires prior to the expiration of the three-year extension period, the Option will be deemed to be exercised by the Participant’s estate as of the Option expiration date with net proceeds (where applicable) held for distribution to the estate.
Different tax rules may apply when the estate or heir exercises the deceased Participant’s Options. A personal tax or financial advisor should be consulted under this scenario.
Rehire. If the Company rehires a Participant within 90 days following the Participant’s Termination Date, unexercised vested Options and unvested Options that were forfeited and cancelled because of such termination will be reinstated. Unexercised Options that received accelerated vesting at termination will be subject to the original vesting schedule upon rehire within 90 days following the Termination Date. If the Company rehires a Participant after 90 days following the Termination Date, the Options will remain forfeited and cancelled.
Change-in-Control Termination. If a Participant’s termination results from an involuntary termination by the Company for reasons other than for Cause, or due to the Participant’s voluntary termination for “Good Reason,” in each case, within 24 months following a Change-in-Control in accordance with Section 10(d) of the LTIP (such Termination of Service, a “CIC Termination”), then all unvested Options will vest and become exercisable as of the Termination Date and all vested Options will be exercisable until the third anniversary of the Termination Date (or until the expiration of the Option, if earlier).
Forfeiture of Award and Repayment of Realized Gains
Option Awards, including Common Stock delivered for exercised Options, are subject to the applicable RTX Corporation Clawback Policy, as amended from time to time, available at www.rtx.com. Options, whether or not vested, will be immediately forfeited and a Participant may be obligated to repay to the Company the value realized from the prior exercise of Options upon the occurrence of any of the following events:
(i)Termination for Cause (as defined in the LTIP);

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(ii)Within three-years following a Participant’s Termination Date, the Committee determines that the Participant engaged in conduct that could have constituted the basis for a Termination for Cause;
(iii)Within twenty-four months following the Termination Date, the Participant:
(A)Solicits a Company employee, or individual who had been a Company employee within the previous three months, for an opportunity outside of the Company; or
(B)Publicly disparages the Company, its employees, directors, products, or otherwise makes a public statement that is materially detrimental to the interests of the Company or such individuals;
(iv)A restatement of financial results attributable to a Participant’s actions, whether intentional or negligent.
(v)Except where prohibited by law, including the state of California, at any time during the twelve-month period following the Termination Date, the Participant becomes employed by, consults for, or otherwise renders services to any business entity or person: (A) engaged in activities that compete with the Corporation or the business unit that employed the Participant; or (B) that is a material customer of, or a material supplier to, the Corporation or the business unit that employed the Participant, unless, in either case, the Participant has first obtained the consent of the Chief Human Resources Officer or her or his delegate. This restriction applies to competitors, customers, and suppliers of each business unit that employed the Participant within the two-year period prior to the Termination Date. The determination of status of competitors, customers, and suppliers will be made by the Chief Human Resources Officer (or her or his delegate) in her or his sole discretion.
(vi)Negligent conduct injurious to the Company, including negligent supervision of a subordinate whose action requires a restatement of financial results, or other significant harm to the Company as determined by the Committee; or
(vii)A Participant’s misappropriation of RTX Intellectual Property or violation of his/her Intellectual Property (IP) Agreement.
In addition, the Committee reserves the right to require repayment of all or any portion of an Option Award under item (iv) above, without regard to whether a restatement is attributable to the Participant’s actions, as appropriate and determined at the Committee’s sole discretion.
The Participant agrees that the foregoing restrictions are reasonable and that the value of the LTIP awards is reasonable consideration for accepting such restrictions and forfeiture contingencies. However, if any portion of this section is held by competent authority to be unenforceable, this section shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Participant acknowledges that this Award shall constitute compensation in satisfaction of these covenants. Further details concerning the forfeiture of Awards and the obligation to repay gains realized from LTIP Awards are set forth in Section 14(i) of the LTIP, available at www.ubs.com/onesource/rtx and the applicable RTX Clawback Policy, available at www.rtx.com.

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Adjustments
If the Corporation engages in a transaction affecting its capital structure, such as a merger, distribution of a special dividend, spin-off of a business unit, stock split, subdivision or consolidation of shares of Common Stock or other events affecting the value of Common Stock, Option Awards may be adjusted as determined by the Committee, in its sole discretion.
Further information concerning capital adjustments is set forth in Section 3(e) of the LTIP, available at www.ubs.com/onesource/rtx.
Change-in-Control
In the event of a Change-in-Control or restructuring of the Company, the Committee may, in its sole discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Participants. Such actions may include the acceleration of vesting, canceling an outstanding Award in exchange for its equivalent cash value (as determined by the Committee), or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate. Further details concerning Change-in-Control are set forth in Section 10 of the LTIP, available at www.ubs.com/onesource/rtx.
Awards Not to Affect Certain Transactions
Option Awards do not in any way affect the right of the Corporation or its shareowners to effect: (i) any adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital or business structure; (ii) any merger or consolidation of the Corporation; (iii) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (iv) the dissolution or liquidation of the Corporation; (v) any sale or transfer of all or any part of its assets or business; or (vi) any other corporate act or proceeding.
Taxes / Withholding
The Participant is responsible for all income taxes, social insurance contributions, payroll taxes, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The provisions of Section 14(d) (Required Taxes) of the LTIP apply to this Award; provided that, if the Participant is a Section 16 officer of the Company under Section 16 of the Securities Exchange Act of 1934, as amended, at the time that a taxable event occurs, then the Company’s withholding obligations with respect to such taxable event will be satisfied by the Company withholding shares of Common Stock converted from Options under the Option Award having a value on the date of exercise equal to the amount required to be withheld for tax purposes. The Company shall have the right to deduct directly from any payment or delivery of shares due to a Participant or from a Participant’s regular compensation to effect compliance with all Tax-Related Items, including withholding and reporting with respect to the exercise of any Option. Acceptance of an Award constitutes affirmative consent by a Participant to such reporting and withholding as determined by the Company in its sole discretion. The Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, Participants

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must pay the appropriate taxes as required by any country where they are subject to tax. In those instances where the Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, the Participant shall pay the Company any amount of Tax-Related Items that the Company is required to pay. The Company may refuse to distribute an Award if a Participant fails to comply with his or her obligations in connection with Tax-Related Items.
Important information about the U.S. Federal income tax consequences of LTIP Awards can be found in the LTIP Prospectus at www.ubs.com/onesource/rtx.
Nonassignability
No assignment or transfer of any right or interest of a Participant in any Option Award, whether voluntary or involuntary, by operation of law or otherwise, is permitted except by will or the laws of descent and distribution. Any other attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee. Receipt of a current Award does not guarantee receipt of a future Award.
Right of Discharge Reserved
Nothing in the LTIP or in any Option Award shall confer upon any Participant the right to continued employment or service for any period of time or affect any right that the Company may have to terminate the employment of any Participant at any time for any reason.
Administration
The Board of Directors of the Corporation has delegated the administration and interpretation of the Awards granted pursuant to the LTIP to the Human Capital & Compensation Committee. The Committee establishes such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee has, consistent with its charter and subject to certain limitations, further delegated to the Chief Executive Officer, the Chief Human Resources Officer, and the Corporate Vice President, Total Rewards (or successor roles, and to such subordinates as he or she may further delegate) the authority to grant, administer, interpret, freeze and clawback Awards, provided that, such delegation will not apply with respect to employees of the Company who are covered under Section 16 of the Securities Exchange Act of 1934, as amended. Awards to these employees will be granted, administered, and interpreted exclusively by the Committee. The Committee’s decision or that of its delegates on any matter related to an Award shall be binding, final, and conclusive on all parties in interest.
Data Privacy
The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be

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transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the Participant to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third-party administrators within or outside the country in which the Participant resides or works. All such collection, use, processing, transmission, and holding of data will comply with applicable privacy protection requirements. If you do not want to have your personal data shared, you may opt out of participation in the LTIP programs.
Company Compliance Policies
Participants must comply with the Company’s Code of Conduct and Company policies and procedures. Violations can result in the forfeiture of Awards and the obligation to repay previous gains realized from LTIP Awards. The Company’s Code of Conduct is available at RTX Code of Conduct and Company policies are available online at RTX Policies. The Company is also required to be compliant in those jurisdictions where we do business. While the LTIP, Schedule of Terms, and Award Agreement are governed by and construed in accordance with the laws of the State of Delaware, RTX employees live and work globally in countries throughout the world. Where the Committee, or its delegate, determines in its sole discretion that issuance or vesting of an award, including delivery of shares or cash, cannot be made in compliance with country, provincial, or local laws, the Committee reserves the right to suspend, modify or cancel an award in order to comply with the applicable law.
Interpretations
This Schedule of Terms provides a summary of terms applicable to the Option Award. This Schedule of Terms and each Award Agreement are subject in all respects to the terms of the LTIP, available at www.ubs.com/onesource/rtx. In the event that any provision of this Schedule of Terms or any Award Agreement is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Capitalized terms used but not otherwise defined herein shall have the meanings as defined in the LTIP. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Agreement will be determined by the Committee or its delegates, and such determination shall be final, binding, and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law
The LTIP, this Schedule of Terms, and the Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
Additional Information
Questions concerning the LTIP or Awards and requests for LTIP documents can be directed to the RTX Stock Plan Administrator by emailing: rtxstockadmin@rtx.com.
The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the Participant’s email address or physical address on record. It is the responsibility of the Participant to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.

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